Exhibit 99.1

RIOT PLATFORMS REPORTS Third QUARTER 2023 FINANCIAL RESULTS, CURRENT OPERATIONAL AND FINANCIAL HIGHLIGHTS

Riot Reports $51.9 Million in Total Revenue, New All-Time Record Hash Rate Capacity of 10.9 EH/s, and Expanded Execution of Power Strategy

CASTLE ROCK, Colo., November 7, 2023 (GLOBE NEWSWIRE) -- Riot Platforms, Inc. (NASDAQ: RIOT) (“Riot” or “the Company”), an industry leader in Bitcoin (“BTC”) mining and data center hosting, reported financial results for the three-month period ended September 30, 2023. The unaudited financial statements and accompanying presentation materials are available on Riot’s website.

“I am excited to announce third quarter 2023 results for Riot, as this quarter demonstrated ongoing execution of our long-term strategic plan to grow and thrive post-halving,” said Jason Les, CEO of Riot. “Riot’s core business is Bitcoin mining, and the scale of our vertically integrated operations and financial strength allowed us to execute our power strategy at scale during this quarter. Riot mined a total of 1,106 Bitcoin during the quarter, bringing our total production for 2023 year-to-date to 4,996. We are extremely pleased to report that our power strategy successfully drove down our 2023 year-to-date average cost to mine to $5,537 per Bitcoin, further solidifying our position as a leading low-cost producer of Bitcoin. At the same time, we have taken advantage of positive market conditions to raise significant amounts of capital to fund our ongoing growth plans while also further strengthening our financial liquidity. Riot finished the quarter with $290 million in cash on hand and 7,327 Bitcoin, representing a combined total of nearly $500 million in liquidity.

“I am confident that the strategic steps we have taken will position Riot as a leading low-cost producer, allow us to continue to fund our growth plans, and enhance our balance sheet strength ahead of the upcoming ‘halving.’ Combined, these steps further solidify our position as a leader in driving the cross-industry transformation of energy and money through Bitcoin mining.”

Third Quarter 2023 Financial and Operational Highlights

Key financial and operational highlights for the third quarter include:

●	Total revenue of $51.9 million, as compared to $46.3 million for the same three-month period in 2022. The increase was primarily driven by a 6% increase in Bitcoin production as compared to the same three-month period in 2022, coupled with higher Bitcoin prices which averaged $28,230 per Bitcoin for the quarter, an increase of 33%

as compared to an average price of $21,184 per Bitcoin for the same three-month period in 2022.
●	Produced 1,106 Bitcoin during the quarter, as compared to 1,042 Bitcoin during the same three-month period in 2022. Higher Bitcoin production was driven by a significant increase in miners deployed year over year, offset by increased curtailment as a result of our power strategy and an increase in the Bitcoin network difficulty.
●	The average cost to mine Bitcoin was negative ($6,141) in the third quarter, as compared to $8,227 per Bitcoin for the same three-month period in 2022.
●	Earned $49.6 million in power curtailment credits during the quarter, as compared to $13.1 million in power curtailment credits earned for the same three-month period in 2022.
●	Bitcoin Mining revenue of $31.2 million for the quarter, as compared to $22.1 million for the same three-month period in 2022, primarily driven by higher Bitcoin production and higher average Bitcoin prices.
●	Data Center Hosting revenue of $5.1 million for the quarter, as compared to $8.4 million for the same three-month period in 2022, driven by reduced hosting activity as we continue to address legacy contracts.
●	Engineering revenue of $15.5 million for the quarter, as compared to $15.8 million for the same three-month period in 2022.
●	Maintained industry-leading financial position, with $442.3 million in working capital, including $290.1 million in cash on hand, and 7,327 in unencumbered Bitcoin (unaudited, equating to $197.6 million assuming a market price for one Bitcoin on September 30, 2023 of approximately $26,968), all of which were produced by the Company’s self-mining operations, as of September 30, 2023.

Third Quarter 2023 Financial Results

Total revenue for the three-month period ended September 30, 2023 was $51.9 million, and consisted of $31.2 million in Bitcoin Mining revenue, $5.1 million in Data Center Hosting revenue, and $15.5 million in Engineering revenue.

Bitcoin Mining revenue in excess of Bitcoin Mining cost of revenue for the quarter was $6.8 million (22% of mining revenue), as compared to $7.4 million (33% of mining revenue) for the same three-month period in 2022, a decrease of $0.6 million driven by higher labor costs due to the expansion of the Rockdale facility.  Bitcoin Mining cost of revenue consists primarily of direct production costs of mining operations, including electricity, labor, and insurance, but excludes depreciation and amortization.

Data Center Hosting cost of revenue in excess of Data Center Hosting revenue for the quarter was $(21.0) million. Data Center Hosting cost of revenue consists primarily of direct power costs, with the balance primarily incurred for compensation and rent costs.

Engineering revenue in excess of Engineering cost of revenue for the quarter was $2.3 million (15% of Engineering revenue), as compared to $2.0 million (13% of Engineering revenue) for the same three-month period in 2022. Engineering cost of revenue consists primarily of direct materials and labor, as well as indirect manufacturing costs.

Power curtailment credits received totaled approximately $49.6 million for the quarter, as compared to $13.1 million during the same three-month period in 2022 and equates to approximately 1,757 Bitcoin as computed by using average daily closing Bitcoin prices on a monthly basis.

If power credits were directly allocated between Bitcoin Mining cost of revenue and Data Center Hosting cost of revenue based on proportional power consumption, Bitcoin Mining cost of revenue would have decreased by $31.2 million, increasing Bitcoin Mining revenue in excess of cost of revenue to $38.0 million (121.8% of mining revenue) on a non-GAAP basis, while Data Center Hosting cost of revenue would have decreased by $18.4 million, reducing Data Center Hosting cost in excess of revenue to $(2.7) million on a non-GAAP basis.

Selling, general and administrative expenses during the quarter totaled $29.1 million, an increase of $13.1 million relative to the same period in 2022. The increase was primarily due to an increase in stock-based compensation of $10.0 million due to our long-term incentive plan implemented during the quarter, compensation expenses of $2.0 million as a result of hiring additional employees to support our ongoing growth, and increased professional fees of $2.3 million primarily related to public company compliance and information technology projects.

Net loss for the quarter was $(45.3) million, or $(0.25) per share, compared to a net loss of $(32.4) million, or $(0.21) per share for the same period in 2022. The net loss for the quarter included non-cash stock-based compensation expense of $13.5 million, depreciation and amortization of $64.6 million, and charges of $4.0 million related to impairment of our Bitcoin.

Non-GAAP Adjusted EBITDA for the quarter was $31.6 million, as compared to Non-GAAP Adjusted EBITDA of $4.3 million for the same three-month period in 2022.

Hash Rate Growth

Due to the impact of damage incurred to Building G during the severe winter storm in Texas in December 2022, Riot expects to achieve a total self-mining hash rate capacity of 12.5 exahash per second (“EH/s”) in the fourth quarter of 2023, as Building G is brought back online. Replacement dry coolers for repairing Building G have been received and over half of the replacement dry coolers have been installed. Hash rate in Building G has begun to return and will continue to ramp back to its full capacity of 2.4 EH/s by the end of the year.

On June 26, 2023, the Company announced the signing of a long-term purchase agreement with MicroBT Electronics Technology Co., LTD (“MicroBT”) which included an initial order of 33,280 Bitcoin miners for its Corsicana Facility. This initial order has recently been updated to replace approximately 6,000 M56S++ miners with approximately 6,000 MicroBT M66 miners. Upon full deployment of this initial order by mid-2024, Riot’s total self-mining hash rate capacity is expected to reach 20.2 EH/s.

As part of this long-term purchase agreement, Riot also secured an option to purchase up to 66,560 additional miners from MicroBT consisting of the M56S++, M66, and M66S models on terms not to exceed the initial order.  Assuming full exercise of Riot’s additional purchase option, which is solely at our election, the additional 66,560 miners would add approximately 16.1 EH/s of incremental hash capacity to Riot’s self-mining capacity.

ATM Offering

In August 2023, the Company entered an At-the-Market (“ATM”) Offering under which it could offer and sell up to $750.0 million in shares of the Company’s common stock.

During the three months ended September 30, 2023, the Company received net proceeds of approximately $126.0 million ($129.4 million in gross proceeds, net of $3.4 million in commissions and expenses) from the sale of 11,044,700 shares of its common stock at a weighted average fair value of $11.72 per share under its 2023 ATM Offering.

Subsequent to September 30, 2023, and through November 6, 2023, the Company received net proceeds of approximately $101.1 million from the sale of 10,196,000 shares of its common stock at a weighted average fair value of $10.12 per share under its 2023 ATM Offering.

About Riot Platforms, Inc.

Riot’s (NASDAQ: RIOT) vision is to be the world’s leading Bitcoin-driven infrastructure platform.

Our mission is to positively impact the sectors, networks and communities that we touch. We believe that the combination of an innovative spirit and strong community partnership allows the Company to achieve best-in-class execution and create successful outcomes.

Riot is a Bitcoin mining and digital infrastructure company focused on a vertically integrated strategy. The Company has Bitcoin mining data center operations in central Texas, Bitcoin mining operations in central Texas, and electrical switchgear engineering and fabrication operations in Denver, Colorado.

For more information, visit www.riotplatforms.com.

Safe Harbor

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements rely on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “will,” “potential,” “hope,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements may include, but are not limited to, statements about the benefits of acquisitions, including financial and operating results, and the Company’s plans, objectives, expectations, and intentions. Among the risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements include, but are not limited to: unaudited estimates of Bitcoin production; our future hash rate growth (EH/s); the anticipated benefits, construction schedule, and costs associated with the Navarro site expansion; our expected schedule of new miner deliveries; our ability to successfully deploy new miners; M.W. capacity under development; we may not be able to realize the anticipated benefits from immersion-cooling; the integration of acquired businesses may not be successful, or such integration may take longer or be more difficult, time-consuming or costly to accomplish than anticipated; failure to otherwise realize anticipated efficiencies and strategic and financial benefits from our acquisitions; and the impact of COVID-19 on us, our customers, or on our suppliers in connection with our estimated timelines. Detailed information regarding the factors identified by the Company’s management which they believe may cause actual results to differ materially from those expressed or implied by such forward-looking statements in this press release may be found in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the risks, uncertainties and other factors discussed under the sections entitled “Risk Factors” and “Cautionary Note

Regarding Forward-Looking Statements” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended, and the other filings the Company makes with the SEC, copies of which may be obtained from the SEC’s website, www.sec.gov. All forward-looking statements included in this press release are made only as of the date of this press release, and the Company disclaims any intention or obligation to update or revise any such forward-looking statements to reflect events or circumstances that subsequently occur, or of which the Company hereafter becomes aware, except as required by law. Persons reading this press release are cautioned not to place undue reliance on such forward-looking statements.

For further information, please contact:

Investor Contact:
Phil McPherson
IR@Riot.Inc

303-794-2000 ext. 110

Media Contact:
Alexis Brock
303-794-2000 ext. 118
PR@Riot.Inc

Non-U.S. GAAP Measures of Financial Performance

In addition to financial measures presented under generally accepted accounting principles in the United States of America (“GAAP”), we consistently evaluate our use of and calculation of non-GAAP financial measures such as “Adjusted EBITDA”. EBITDA is computed as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is a financial measure defined as EBITDA, adjusted to eliminate the effects of certain non-cash and/or non-recurring items that do not reflect our ongoing strategic business operations, which management believes results in a performance measurement that represents a key indicator of the Company’s core business operations of Bitcoin mining. The adjustments include fair value adjustments such as derivative power contract adjustments, equity securities value changes, and non-cash stock-based compensation expense, in addition to financing and legacy business income and expense items. We exclude impairments and gains or losses on sales or exchanges of Bitcoin from our calculation of Adjusted EBITDA for all periods presented.

We believe Adjusted EBITDA can be an important financial measure because it allows management, investors, and our board of directors to evaluate and compare our operating results, including our return on capital and operating efficiency from period-to-period by making such adjustments.

Adjusted EBITDA is provided in addition to and should not be considered to be a substitute for, or superior to, net income, the most comparable measure under GAAP for Adjusted EBITDA. Further, Adjusted EBITDA should not be considered as an alternative to revenue growth, net income, diluted earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under GAAP.

The following table reconciles Adjusted EBITDA to Net income (loss), the most comparable GAAP financial metric:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income (loss)	$(45,325)	$(32,435)	$(128,700)	$(349,416)
Interest (income) expense	(2,318)	(348)	(3,331)	9
Income tax expense (benefit)	(157)	(2,952)	(5,014)	(8,839)
Depreciation and amortization	64,569	26,559	190,071	61,366
EBITDA	16,769	(9,176)	53,026	(296,880)

Adjustments:
Stock-based compensation expense	13,519	3,561	14,652	7,304
Acquisition-related costs	—	—	—	78
Change in fair value of derivative asset	(3,943)	17,749	(11,274)	(86,865)
Change in fair value of contingent consideration	—	—	—	176
Realized loss on sale of marketable equity securities	—	—	—	1,624
Unrealized (gain) loss on marketable equity securities	—	(142)	—	6,306
Loss (gain) on sale/exchange of equipment	5,306	(7,667)	5,336	(16,281)
Casualty-related charges	—	—	1,526	—
Impairment of goodwill	—	—	—	335,648
Other (income) expense	(31)	—	(96)	59
License fees	(25)	(25)	(73)	(73)
Adjusted EBITDA	$31,595	$4,300	$63,097	$(48,904)

In addition to Adjusted EBITDA, we believe “Bitcoin Mining revenue in excess of cost of revenue, net of power curtailment credits”, “Data Center Hosting revenue in excess of cost of revenue, net of power curtailment credits”, “Cost of revenue – Bitcoin Mining, net of power curtailment credits” and “Cost of revenue – Data Center Hosting, net of power curtailment credits” are additional performance measurements that represent a key indicator of the Company’s core business operations of both Bitcoin mining and Data Center Hosting.

We believe our ability to offer power back to the grid at market-driven spot prices, thereby reducing our operating costs, is integral to our overall strategy, specifically our power management strategy and our commitment to supporting the ERCOT grid. While participation in various grid demand response programs may impact our Bitcoin production, we view this as an important part of our partnership-driven approach with ERCOT and our commitment to being a good corporate citizen in our communities.

We also believe netting the power sales against our costs can be an important financial measure because it allows management, investors, and our board of directors to evaluate and compare our operating results, including our operating efficiencies, from period-to-period by making such adjustments. We have allocated the benefit of the power sales to our Data Center Hosting and Bitcoin Mining segments based on their proportional power consumption during the periods presented.

Bitcoin Mining revenue in excess of cost of revenue, net of power curtailment credits, Data Center Hosting revenue in excess of cost of revenue, net of power curtailment credits, Cost of revenue – Bitcoin Mining, net of power curtailment credits and Cost of revenue – Data Center Hosting, net of power curtailment credits are provided in addition to and should not be considered to be a substitute for, or superior to Revenue – Bitcoin Mining, Revenue – Data Center Hosting, Cost of revenue – Bitcoin Mining or Cost of revenue – Data Center Hosting as presented in our consolidated statements of operations.

The following table presents reconciliations of these measurements to the most comparable U.S. GAAP financial metrics:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Bitcoin Mining
Revenue	$31,222	$22,070	$128,987	$126,166

Cost of revenue	24,449	14,677	69,995	51,766
Power curtailment credits allocated to Bitcoin Mining	(31,249)	(6,104)	(42,333)	(8,175)
Cost of revenue, net of power curtailment credits	(6,800)	8,573	27,662	43,591
Bitcoin mining revenue in excess of cost of revenue, net of power curtailment credits	$38,022	$13,497	$101,325	$82,575
Bitcoin mining revenue in excess of cost of revenue, net of power curtailment credits as a percentage of revenue	121.8%	61.2%	78.6%	65.4%

Data Center Hosting
Revenue	$5,108	$8,371	$21,811	$27,899

Cost of revenue	26,135	$14,223	$73,929	$44,392
Power curtailment credits allocated to Data Center Hosting	(18,352)	(6,996)	(23,813)	(13,153)
Cost of revenue, net of power curtailment credits	7,783	7,227	50,116	31,239
Data Center Hosting revenue in excess of cost of revenue, net of power curtailment credits	$(2,675)	$1,144	$(28,305)	$(3,340)
Data Center Hosting revenue in excess of cost of revenue, net of power curtailment credits as a percentage of revenue	(52.4)%	13.7%	(129.8)%	(12.0)%

Total consolidated power curtailment credits	$(49,601)	$(13,070)	$(66,146)	$(21,328)